Exhibit 5.1 – Opinion of Lane & Waterman LLP

Joe R. Lane (1858-1931)
Charles M. Waterman (1847-1924)
C. Dana Waterman III
David A. Dettmann*
Terry M. Giebelstein*
Rand S. Wonio
Curtis E. Beason
Robert V. P. Waterman, Jr.*
R. Scott Van Vooren*
Richard A. Davidson*
Michael P. Byrne*
Edmund H. Carroll*
Theodore F. Olt III*
Jeffrey B. Lang*
Judith L. Herrmann*
Robert B. McMonagle*
Christopher J. Curran*
Joseph C. Judge*
Jason J. O’Rourke*
Troy A. Howell*
Diane M. Reinsch*
Catherine E. E. Hult*
Mikkie R. Schiltz*
Diane E. Puthoff*
Wendy S. Meyer*
Ian J. Russell*
Benjamin J. Patterson*
Douglas R. Lindstrom, Jr.*
Rian D. Waterman*

___________________________
220 North Main Street, Suite 600
Davenport, Iowa 52801-1987
Telephone (563) 324-3246
Fax (563) 324-1616
Writer’s Direct Dial: (563) 333-6623
E-Mail Address: ecarroll@l-wlaw.com
www.L-WLaw.com

August 12, 2014

Abbey C. Furlong*
Samuel J. Skorepa*
Kurt P. Spurgeon*
Joshua J. McIntyre*
Brett R. Marshall*
Kelsey A. W. Marquard*
Kyle R. Day*
Andrea D. Mason
Sharad K. Bijanki
Registered Patent Attorney
April A. Price*
Of Counsel
Robert A. Van Vooren*
Thomas N. Kamp
William C. Davidson*
Charles E. Miller*
James A. Mezvinsky
Peter J. Benson*
Michael L. Noyes
Jeffrey W. Paul*
*Also Admitted in Illinois

Illinois Office
3551 7th Street, Suite 110
Moline, IL 61265

Lee Enterprises, Incorporated
201 N. Harrison Street, Ste. 600
Davenport, IA 52801

Ladies and Gentlemen:

We have acted as counsel to Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) relating to the offering by selling securityholders on a delayed basis from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of 6,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Underlying Shares”), issuable upon exercise of 6,000,000 warrants issued by the Company (the “Warrants”). The Warrants were issued pursuant to the Warrant Agreement, dated as of March 31, 2014 (the “Warrant Agreement”), by and between the Company and Wells Fargo Bank, National Association, as warrant agent. In our capacity as counsel to the Company, we have reviewed originals or copies of the following documents:

(a)	The Warrants; and
(b)	The Warrant Agreement.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

Lee Enterprises, Incorporated
August 12, 2014

We have also reviewed the following:

(c)	The Registration Statement;

(d)	The prospectus forming part of the Registration Statement (the “Prospectus”);

(e)
The Registration Rights Agreement, dated as of March 31, 2014, by and among the Company, Mudrick Capital Management, LP, Hawkeye Capital Management, LLC, Cohanzick Management, LLC, Aristeia Capital, L.L.C., CVC Credit Partners, LLC, Franklin Mutual Advisors, LLC and Wingspan Master Fund, LP; and

(f)
Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and such other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents set forth in the preceding clauses (c) through (f), inclusive, we have assumed:

(i)	The genuineness of all signatures;

(ii)	The authenticity of the originals of the documents submitted to us;

(iii)	The conformity to authentic originals of any documents submitted to us as copies; and

(iv)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Underlying Shares, if and when issued upon conversion of the Warrants in accordance with the Registration Statement and the terms of the Warrant Agreement, upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (b) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Lee Enterprises, Incorporated
August 12, 2014

We render no opinion herein as to matters involving the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law as currently in effect and the facts as they currently exist, and we assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. For purposes hereof, “Delaware General Corporation Law” includes such statute, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. Except as expressly set forth herein, we express no opinion regarding the laws of any state, including any state securities or “blue sky” laws or related regulations.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely,

/s/ LANE & WATERMAN LLP